Exhibit 99.1

FLIR Systems Announces Third Quarter 2019 Financial Results

GAAP Diluted EPS of $0.46; Adjusted Diluted EPS of $0.59
Revenue Growth of 8%; Organic Revenue Growth of 2% Over Prior Year
Year-to-date Total Bookings Growth of 14% Over Prior Year

ARLINGTON, Va. – October 31, 2019 – FLIR Systems, Inc. (NASDAQ: FLIR), a world leader in the design, manufacture, and marketing of intelligent sensing technologies, today announced financial results for the third quarter ended September 30, 2019.

Commenting on FLIR’s third quarter results, Jim Cannon, President and Chief Executive Officer, said, “Overall, FLIR’s third quarter results were somewhat mixed. I am pleased with the performance of the Government & Defense Business Unit, which delivered franchise program awards, solid organic revenue growth augmented by recent successful acquisitions, as well as improving organic operating margins. We also continue to build momentum in the Industrial Business Unit which generated strong bookings in the quarter along with expanding operating margins. However, several product lines within our Commercial Business Unit continue to face headwinds and some key end-markets served by the Commercial Business Unit were negatively impacted by geopolitical and macroeconomic factors. While consolidated earnings were in-line with our expectations and cash flow from operations was very strong, I am not satisfied with FLIR’s third quarter revenue performance.”

Mr. Cannon continued, “Based on our year-to-date results and outlook for the fourth quarter, we are slightly reducing full-year revenue expectations. However, year-to-date total bookings are up 13.5% and total backlog is up 16.7% from a year ago, bolstered by important franchise program wins, providing us with a long runway for growth. We remain very confident in our long term strategy and continue to believe that FLIR is poised to deliver profitable growth in the quarters and years ahead.”

Third Quarter 2019

Third quarter 2019 revenue was $471.2 million, 8.4% higher than third quarter 2018 revenue of $434.9 million. Organic revenue growth was 2.5%, which excludes revenue from acquisitions within the last twelve months. Third quarter total bookings increased 13.0% from the third quarter of 2018 to $495.3 million, driven primarily by a contract with a prime defense manufacturer in the Industrial Business Unit, along with numerous smart city and industrial wins in the Commercial and Industrial Business Units. At the end of the third quarter total 12-month current backlog stood at $668 million, an increase of 13.0% compared to the balance at the end of the third quarter 2018. Similarly, total backlog at the end of the third quarter increased 16.7% to $810 million over the same period.

GAAP Earnings Results

GAAP gross profit in the third quarter 2019 was $229.6 million, compared to $222.1 million in the third quarter 2018. GAAP gross margin decreased 234 basis points to 48.7% in the third quarter 2019, compared with 51.1% in the prior year. GAAP operating income in the third quarter decreased 16.0% to $74.4 million, compared to $88.6 million in the prior year, representing a 458 basis point decline in operating margin. GAAP gross margin and GAAP operating margin were both negatively impacted by the acquisitions for our unmanned systems and solutions business as it ramps to support franchise program wins, the buildout of our Global Trade Compliance resources to sustain compliance, and the increase in amortization of intangible assets associated with the aforementioned acquisitions.

Third quarter 2019 GAAP net earnings were $62.0 million, or $0.46 per diluted share, compared with GAAP net earnings of $73.2 million, or $0.52 per diluted share in the third quarter last year. GAAP net earnings in the quarter were also negatively impacted by higher operating expenses and the increase in amortization of intangible assets associated with the previously announced acquisitions.

Cash provided by operations was $276.8 million for the nine months ended September 30, 2019, compared to $275.8 million realized in the first nine months of 2018. Approximately 2.5 million shares were repurchased in the first nine months of 2019.

Non-GAAP Earnings Results

Adjusted gross profit was $240.4 million in the third quarter 2019, increasing 5.7% over adjusted gross profit of $227.4 million in the third quarter 2018. Adjusted gross margin decreased 129 basis points to 51.0%, compared with 52.3% in the third quarter 2018. Adjusted operating income decreased 4.2% to $101.6 million in the third quarter 2019, compared to adjusted operating income of $106.0 million in the third quarter 2018. This was primarily driven by operating expenses associated with the recent acquisitions. Adjusted operating margin decreased 282 basis points to 21.6%, compared with 24.4% in the third quarter 2018.

Adjusted net earnings in the third quarter 2019 were $80.2 million, or $0.59 per diluted share, which was 3.0% higher than adjusted earnings per diluted share of $0.57 in the third quarter 2018. The adjusted effective tax rate for the third quarter was 16.0%, down from 20.5% in the second quarter, driven mainly by a higher benefit earned from foreign derived intangible income and research expenditures, combined with a lower US tax burden on income earned by foreign subsidiaries. For the full year, the Company now expects our effective tax rate to be 19.0%.

Business Unit Results

Industrial Business Unit
The Industrial Business Unit generated revenue of $176.6 million, a decrease of 0.3% over the third quarter last year, as strength in cooled cores and cameras was offset by lower demand for test and measurement products, machine vision cameras, and the continuing gradual transition from handhelds to UAS-based and fixed-mount offerings. Operating income was $58.3 million, 4.1% higher than the third quarter of 2018. Operating margin improved 140 basis points year-over-year to 33.0% and gross margin improved 149 basis points to 57.3%. Growth in operating income and the improvement in gross margin and operating margin was driven by a favorable product mix as well as sustained productivity gains and lower operating expenses resulting from the FLIR Method.

Government and Defense Business Unit
The Government and Defense Business Unit revenue totaled $213.3 million, up 24.1% from the prior year as a result of contributions from the successful acquisitions of Aeryon Labs and Endeavor Robotics earlier in the year and solid organic revenue growth of 9.8%. As a result, operating income for the third quarter of $56.3 million increased 4.5% year-over-year, while operating margins declined 494 basis points due mainly to higher operating expenses from the acquired companies. However, third quarter operating margin improved 159 basis points from the prior quarter due to higher revenue. Third quarter bookings declined by 11.2% from the prior year period due to acceleration into the second quarter and timing delays on international bookings moving into the fourth quarter. This resulted in a book-to-bill ratio of 0.85 for the third quarter, and a year-to-date book-to-bill ratio of 1.06. Government & Defense current backlog totaled $447 million at the end of the third quarter, a 20.5% increase year-over-year.

Commercial Business Unit
The Commercial Business Unit revenues totaled $81.3 million, down 5.3% from the prior year. Revenues were adversely affected by foreign exchange effects as well as lower customer demand in the Maritime business primarily related to macroeconomic conditions. Partially offsetting this decline was strong growth in the Intelligent Transportation Systems (ITS) business. Third quarter operating income of $7.6 million and operating margin of 9.3% decreased 27.5% and 286 basis points year-over-year, respectively. This decrease was primarily driven by revenue declines in the Maritime and Outdoor and Tactical Systems (OTS) businesses due to weaker end-markets impacted by geopolitical and macroeconomic factors, as well as the impact from foreign currency exchange and U.S. import tariffs.

Financial Outlook for 2019

Based on financial results for the third quarter and the outlook for the remainder of the year, FLIR is updating its guidance for the full year ending December 31, 2019, as follows. 2019 financial outlook includes contributions from the Aeryon Labs and Endeavor Robotics acquisitions, which have been and are expected to be dilutive to adjusted EPS through 2019.

•	Revenue is expected to be approximately $1.9 billion, representing approximately 7% revenue growth compared to 2018, including approximately 2% organic revenue growth

•	Adjusted operating income margin is expected to be in the range of 22.0% to 23.0%

•	Adjusted effective income tax rate is expected to be 19.0%

•	Adjusted earnings per diluted share is expected to be approximately $2.30

Dividend Declaration

FLIR’s Board of Directors has declared a quarterly cash dividend of $0.17 per share on FLIR common stock, payable on December 6, 2019, to shareholders of record as of close of business on November 26, 2019.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. Eastern Time today to discuss its results for the quarter. The details for the conference call can be found below. A simultaneous webcast of the conference call and the accompanying summary presentation may be accessed online from a link in the Events & Presentations section of the Company’s Investor Relations website at www.FLIR.com/investor. A replay will be available upon completion of the conference call at this same internet address. Summary third quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section of the Company’s Investor Relations website.

Third Quarter 2019 Financial Results Conference Call

Date:	Thursday, October 31, 2019
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-9039 (Domestic) 1-201-689-8470 (International)
Conference ID:	13694930
Webcast:	http://public.viavid.com/index.php?id=136256
Replay:
For those unable to participate during the live broadcast, a replay of the call will also be available from 12:00 p.m. Eastern Time on October 31, 2019 through 11:59 p.m. Eastern Time on November 14, 2019 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13694930.

About FLIR Systems, Inc.
Founded in 1978, FLIR Systems is a world-leading industrial technology company focused on intelligent sensing solutions for defense, industrial, and commercial applications. FLIR Systems’ vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com and follow @flir.

Forward-Looking Statements

Statements in this release by Jim Cannon and the statements in the section captioned "Financial Outlook for 2019" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of self-imposed or government mandated remediation efforts related to FLIR’s compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

Definitions and Financial Measures

Organic revenue growth is defined as total revenue growth less the sales of companies acquired and divested in the past twelve months. Operating margin is defined as operating income as a percentage of revenue. Management uses operating income and operating margin as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level.

Non-GAAP Financial Measures: In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release makes reference to non-GAAP measures. With respect to the outlook for the full year 2019, certain items that affect GAAP net earnings per diluted share are out of the Company’s control and/or cannot be reasonably predicted. Consequently, the Company is unable to provide a reasonable estimate of GAAP net earnings per diluted share or a corresponding reconciliation to GAAP net earnings per diluted share for the full year.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating earnings/income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings/income, and (vi) adjusted earnings per diluted share (EPS). These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results and are outlined in the "GAAP to Non-GAAP Reconciliation" tables included within this earnings release.
In calculating non-GAAP financial measures, we exclude certain items (including gains and losses) to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent amortization of acquired intangible assets, purchase accounting adjustments, restructuring charges, acquisition related expenses, loss on sale of business, executive transition costs, export compliance matters, discrete tax items, and other items we do not consider to be directly related to our core operating performance. We use non-GAAP measures internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our ongoing operating results over the periods presented;

•	the ability to identify trends in our underlying business; and

•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

•
Amortization of acquired intangible assets. GAAP accounting requires that intangible assets are recorded at fair value as of the date of acquisition and amortized over their estimated useful lives. The timing and magnitude of our acquisition transactions and maturities of the businesses acquired will cause our operating results to vary from period to period, making comparison to past performance difficult for investors.

•
Purchase accounting adjustments. GAAP accounting requires certain adjustments to acquired inventory balances at the time of acquisition based on the fair value of the assets acquired. These non-cash charges are not reflective of our ongoing operations and can vary significantly in any given period driven by variability in our acquisition activity.

•
Acquisition related expenses. Included in our GAAP financial measures are acquisition related expenses, consisting of external expenses resulting directly from acquisition related activities, including banker fees, due diligence, legal, acquisition-related insurance premiums, acquisition-related retention compensation, valuation, tax and audit services. The timing and nature of our acquisition activity can vary significantly from period to period impacting comparability of operating results from one period to another. These transaction-specific costs can vary significantly in amount and timing and are not indicative of our core operating performance.

•
Restructuring charges. Included in our GAAP financial measures are restructuring charges and related adjustments which are primarily for employee compensation resulting from reductions in employee headcount and facilities exit and lease termination costs in connection with Company reorganization and restructuring activities. We believe that excluding these costs provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and facilitates comparison with the results of other companies in our industry.

•
Loss on sale of business. We recognized a loss, representing the difference between the carrying value and expected sales proceeds, associated with the divestiture of the retail and SMB security products business of the Commercial business unit. We excluded this loss for purposes of calculating certain non-GAAP measures. This adjustment facilitates an alternative evaluation of our current operating performance and comparisons to past operating results consistent with the metrics reviewed by management

•
Executive transition costs. Executive transition costs primarily include costs associated with separation and severance agreements of the Company’s former CEO, COO, CHRO and other former members of the executive management team; professional services expenses associated with the transition of the former CEO, CFO, and CHRO including recruitment fees, legal services and other related costs, as well as sign-on cash bonus payments to the current CEO and others reporting to the CEO; partially offset by benefits associated with stock compensation reversals for share-based awards forfeited upon the departures of the former CEO, COO, CFO, CHRO and other former members of the executive management team.

•
Export compliance matters. Export Compliance Matters refer to costs incurred for compliance and remediation activities to address and improve certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a DDTC estimated penalty associated with an administrative agreement with the U.S. Department of State (the “Consent Agreement”), expenses associated with retention of a Special Compliance Officer, remedial actions and new or enhanced compliance program initiatives and implementations as required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations. These costs are excluded from our non-GAAP measures because they are not representative of the ongoing operating costs of our compliance programs and are exclusive of sustaining costs we have incurred and expect to incur during and beyond the term of Consent Agreement.

•
Other. Other charges include product remediation charges associated with certain SkyWatch™ surveillance towers, bank guarantee fees associated with the Swedish tax matter, certain non-core legal matter settlement costs, and certain long-term contract adjustments related to contracts completed by companies acquired by FLIR prior to their acquisition. We exclude other charges from our non-GAAP measures because we do not believe such costs are representative of our ongoing operations.

•
Estimated tax effect of non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the previously listed non-GAAP adjustments on non-GAAP net income. We estimate the tax effect of the adjustment items by applying the Company's overall estimated effective tax rate, excluding significant discrete items, to the pretax amount.

•
Discrete tax items, net. Included in our GAAP financial measures are income tax expenses and benefits related to discrete events or transactions that are not representative of the Company's estimated tax rate related to ongoing operations. These discrete tax items can vary significantly from period to period impacting the comparability of our earnings from one period to another. Discrete tax items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations. We exclude discrete tax items from our non-GAAP measures because we do not believe such expenses or benefits reflect the performance of our ongoing operations.

Investor Relations
Lasse Glassen
Addo Investor Relations
Investors@flir.com
(424) 238-6249

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenue	$471,248	$434,898	$1,397,982	$1,327,223
Cost of goods sold	241,661	212,824	701,116	654,684
Gross profit	229,587	222,074	696,866	672,539

Operating expenses:
Research and development	50,050	41,997	151,069	132,987
Selling, general and administrative	105,149	91,525	326,590	296,664
Loss on sale of business	—	—	—	10,178
Total operating expenses	155,199	133,522	477,659	439,829

Earnings from operations	74,388	88,552	219,207	232,710

Interest expense	7,582	4,042	20,370	12,086
Interest income	(612)	(979)	(2,107)	(2,591)
Other expense, net	292	71	938	229

Earnings before income taxes	67,126	85,418	200,006	222,986

Income tax provision	5,079	12,267	30,093	39,077

Net earnings	$62,047	$73,151	$169,913	$183,909

Earnings per share:
Basic	$0.46	$0.53	$1.26	$1.33
Diluted	$0.46	$0.52	$1.24	$1.31

Weighted average shares outstanding:
Basic	134,741	138,190	135,264	138,146
Diluted	136,050	140,327	136,826	140,613

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$295,391	$512,144
Accounts receivable, net	329,552	323,746
Inventories	397,547	352,107
Assets held for sale, net	—	2,032
Prepaid expenses and other current assets	94,692	102,618
Total current assets	1,117,182	1,292,647

Property and equipment, net	253,338	247,407
Deferred income taxes, net	101,211	100,620
Goodwill	1,354,795	904,571
Intangible assets, net	262,095	146,845
Other assets	109,259	89,152
	$3,197,880	$2,781,242

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$144,284	$95,496
Deferred revenue	41,631	32,703
Accrued payroll and related liabilities	73,023	81,118
Accrued expenses	43,406	41,761
Accrued income taxes	—	13,855
Other current liabilities	68,440	51,081
Credit facility	87,500	—
Current portion long-term debt	12,104	—
Total current liabilities	470,388	316,014

Long-term debt	644,880	421,948
Deferred income taxes	50,700	22,927
Accrued income taxes	62,327	76,435
Other long-term liabilities	99,935	67,132

Commitments and contingencies

Shareholders’ equity	1,869,650	1,876,786
	$3,197,880	$2,781,242

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018

Cash flows from operating activities:
Net earnings	$169,913	$183,909
Income items not affecting cash:
Depreciation and amortization	76,037	49,363
Deferred income taxes	(1,197)	1,919
Stock-based compensation arrangements	27,371	24,962
Change in accrued income taxes	(19,555)	(35,762)
Other activity impacting operating cash flows	24,256	51,452
Cash provided by operating activities	276,825	275,843

Cash flows from investing activities:
Additions to property and equipment, net	(32,034)	(20,665)
Proceeds from sale of assets	6,365	—
Proceeds from sale of business	—	25,920
Business acquisitions, net of cash acquired	(601,927)	(22,166)
Other Investments	(5,000)	(15,500)
Cash used by investing activities	(632,596)	(32,411)

Cash flows from financing activities:
Net proceeds from credit agreement and long-term debt	723,054	—
Repayments of credit agreement and long-term debt	(393,634)	—
Repurchase of common stock	(124,996)	(99,957)
Dividends paid	(68,852)	(66,451)
Proceeds from shares issued pursuant
to stock-based compensation plans	20,776	24,184
Tax paid for net share exercises and issuance of
vested restricted stock units	(10,458)	(14,663)
Other financing activities	(525)	(12)
Cash provided (used) by financing activities	145,365	(156,899)

Effect of exchange rate changes on cash	(6,347)	(12,288)

Net (decrease) increase in cash and cash equivalents	(216,753)	74,245
Cash and cash equivalents:
Beginning of period	512,144	519,090
End of period	$295,391	$593,335

FLIR SYSTEMS, INC.
BUSINESS UNIT PERFORMANCE
(In thousands)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
BUSINESS UNIT REVENUE
Industrial	$176,617	$177,151	$544,889	$536,231
Government and Defense	213,348	171,955	584,207	492,313
Commercial	81,283	85,792	268,886	298,679

BUSINESS UNIT EARNINGS FROM OPERATIONS
Industrial	$58,344	$56,046	$177,318	$159,597
Government and Defense	$56,298	$53,878	$153,535	$145,608
Commercial	$7,569	$10,441	$33,497	$42,280

BUSINESS UNIT OPERATING MARGIN
Industrial	33%	31.6%	32.5%	29.8%
Government and Defense	26.4%	31.3%	26.3%	29.6%
Commercial	9.3%	12.2%	12.5%	14.2%

FLIR SYSTEMS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Gross profit:
GAAP gross profit	$229,587	$222,074	$696,866	$672,539
Amortization of acquired intangible assets	9,407	3,480	25,514	11,016
Purchase accounting adjustments	674	—	1,573	—
Restructuring	37	2,167	(436)	2,168
Acquisition related expenses	738	—	1,230	—
Other	(62)	(280)	538	101
Adjusted gross profit	$240,381	$227,441	$725,285	$685,824

Gross margin:
GAAP gross margin	48.7%	51.1%	49.8%	50.7%
Cumulative effect of non-GAAP Adjustments	2.3%	1.2%	2%	1%
Adjusted gross margin	51%	52.3%	51.9%	51.7%

Earnings from operations:
GAAP earnings from operations	$74,388	$88,552	$219,207	$232,710
Amortization of acquired intangible assets	15,478	5,824	42,451	17,909
Purchase accounting adjustments	674	—	1,573	—
Restructuring	2,204	3,842	5,340	5,138
Acquisition related expenses	4,792	2,545	14,526	5,394
Loss on sale of business	—	—	—	10,178
Executive transition costs	101	1,803	1,600	4,011
Export compliance matters	4,021	3,715	12,096	18,715
Other	(64)	(280)	3,887	1,685
Adjusted earnings from operations	$101,594	$106,001	$300,680	$295,740

Operating margin:
GAAP operating margin	15.8%	20.4%	15.7%	17.5%
Cumulative effect of non-GAAP Adjustments	5.8%	4%	5.8%	4.7%
Adjusted operating margin	21.6%	24.4%	21.5%	22.3%

Net earnings:
GAAP net earnings	$62,047	$73,151	$169,913	$183,909
Amortization of acquired intangible assets	15,478	5,824	42,451	17,909
Purchase accounting adjustments	674	—	1,573	—
Restructuring	2,204	3,842	5,340	5,138
Acquisition related expenses	4,792	2,545	14,526	5,394
Loss on sale of business	—	—	—	10,178
Executive transition costs	101	1,803	1,600	4,087
Export compliance matters	4,021	3,715	12,096	18,715
Other	1,135	(280)	6,320	1,685
Estimated tax benefit of non-GAAP adjustments	(4,564)	(3,820)	(15,942)	(13,252)
Discrete tax items, net	(5,681)	(6,431)	(7,908)	(7,750)
Adjusted net earnings	$80,207	$80,349	$229,969	$226,013

Earnings Per Diluted Share:
GAAP earnings per diluted share	$0.46	$0.52	$1.24	$1.31
Cumulative effect of non-GAAP Adjustments	0.13	0.05	0.44	0.30
Adjusted earnings per diluted share	$0.59	$0.57	$1.68	$1.61

Weighted average diluted shares outstanding:	136,050	140,327	136,826	140,613